Exhibit (p)

PRIVACORE VPC ASSET BACKED CREDIT FUND

Subscription Agreement

This Agreement made as of June 16, 2025 by and between Privacore VPC Asset-Backed Credit Fund, a Delaware statutory trust (the “Fund”), and Victory Park Capital Advisors, LLC (the “Subscriber”);

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 10,000 Class I shares of beneficial interest of the Fund (the “Shares”), for a purchase price of $10.00 per share;

NOW THEREFORE, IT IS AGREED:

1.      The Subscriber subscribes for and agrees to purchase from the Fund the Shares for a purchase price of $10.00 per Share and an aggregate purchase price of $100,000.00. The Subscriber agrees to make payment for the Shares at such time as demand for payment may be made by an officer of the Fund.

2.          The Fund agrees to issue and sell said Shares to the Subscriber promptly upon its receipt of the aggregate purchase price.

3.       To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

(a)       That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933 (the “Securities Act”), or registered or qualified under the securities laws of any state;

(b)       That the Shares will be sold by the Fund in reliance on an exemption from the registration requirements of the Securities Act;

(c)       That the Fund’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

(d)       That when issued, the Shares will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and, except upon repurchase by the Fund, cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

(e)      That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to certain restrictions on the transferability of the Shares.

4.       To further induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber:

(a)       Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(b)        Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available;

(c)       Consents, as the sole holder of the Fund’s common shares of beneficial interest and pursuant to Section 23(b)(2) of the Investment Company Act of 1940, to the issuance by the Fund of common shares of beneficial interest at a price per share as set forth in the final prospectus relating to the public offering of the common shares of beneficial interest of the Fund; and

(d)         Acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Fund intends to operate) as to be capable of evaluating the merits and risks of the investment in the Shares.

5.       This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original for all purposes.

6.        This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

7.        This Subscription Agreement is executed on behalf of the Fund by an officer or trustee of the Fund as an officer or trustee, as the case may be, and not individually, and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s trustees, shareholders, officers, employees or agents individually but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

PRIVACORE VPC ASSET BACKED CREDIT FUND

By:	/s/ Kieran Murray
Name:	Kieran Murray
Title:	Secretary

VICTORY PARK CAPITAL ADVISORS, LLC

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	Authorized Signatory

[Signature Page to Subscription Agreement]